Form NSAR
Q77O Transaction effected Pursuant to Rule 10f3
Fidelity Rutland Square Trust II

Fund Name	Strategic Advisers Small-Mid Cap Multi-Manager Fund
Date of Offering	01/27/2017
Purchase Date	01/27/2017
Settlement Date	02/01/2017
Security Name	Jeld-Wen Holding, Inc.
CUSIP	47580P103
Offering Price (per share/par, USD$)	$23.00
Purchase Price (per share/par, USD$)	$23.00
Shares/Par Purchased	300.000
Compensation Paid to Underwriters (USD$)	$1.4375
Total Paid by Fund (including fees, USD$)	$6,900.00
Class Size	25,000,000
Allocation to Fund (as % of Class)	0.0012%
Affiliated Underwriter	J.P. Morgan
Underwriter Purchased From:	Citigroup
Underwriting Members: (1)	Barclays
Underwriting Members: (2)	Credit Suisse
Underwriting Members: (3)	Citigroup
Underwriting Members: (4)	J.P. Morgan
Underwriting Members: (5)	Deutsche Bank Securities
Underwriting Members: (6)	RBC Capital Markets
Underwriting Members: (7)	BofA Merrill Lynch
Underwriting Members: (8)	Goldman, Sachs & Co.
Underwriting Members: (9)	Wells Fargo Securities
Underwriting Members: (10)	Baird
Underwriting Members: (11)	FBR
Underwriting Members: (12)	SunTrust Robinson Humphrey